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                                                                    Exhibit 10.3

                                 EMPLOYMENT AGREEMENT
                                 --------------------


          EMPLOYMENT AGREEMENT dated as of May 1, 1998 between True North Communications Inc., a Delaware corporation (the "Company"), and Donald L. Seeley (the "Executive").

          WHEREAS, the Company is a global communications holding company with ownership interests in subsidiaries, affiliates and joint ventures that are engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses; and

          WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Employment. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The initial term of employment of the Executive by the Company pursuant to this Agreement (the "Initial Term") shall commence on the date hereof (the "Effective Date") and, unless earlier terminated, shall end on the third annual anniversary of the Effective Date; provided that the term of this Agreement shall automatically be extended for three additional years as of the day immediately following the end of the Initial Term and as of the day immediately following the end of each subsequent three-year extended term hereof unless the Company shall have terminated the automatic extension provisions of this sentence by giving written notice to the Executive at least 60 days prior to the then applicable termination date. (The Initial Term and any extension of the term of this Agreement pursuant to this
Section 1 are collectively referred to herein as the "Employment Period.")

          2. Position and Duties. The Company shall employ the Executive during the Employment Period in the position of chief financial officer, with the title of Executive Vice President and Chief Financial Officer. The Executive shall report directly to the Company's Chief Executive Officer (the "Company CEO") and shall be a member of the Management Board of the Company. Subject to the powers, authority and responsibilities vested in the Board of Directors of the Company (the "Board"), in duly constituted committees of the Board and in the Company CEO, the Executive shall have responsibility for the financial affairs of the Company and the duties and authority normally associated with the position of chief financial officer. During the Employment Period, the Executive shall perform faithfully and loyally and to the best of
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the Executive's abilities his duties hereunder, shall devote his full business time, attention and efforts to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities, provided that they do not interfere with the performance of the Executive's duties hereunder and, with the prior approval of the Board, may serve as a director of any business corporation; provided that such service does not violate the terms of any of the covenants contained in Section 7 hereof.

          3.  Compensation.

          (a) Annual Base Salary. With respect to the Employment Period, the Company shall pay to the Executive an annual base salary at the rate of $400,000 per annum in accordance with the Company's regular payroll practices. The annual base salary shall be reviewed periodically in accordance with guidelines applicable to the Company's senior executives generally.

          (b) Incentive Compensation. During the Employment Period, the Executive shall be entitled to participate in the Company's Performance Program, as such Program applies to similarly situated senior executives and as such Program may be amended from time to time.

          (c) Other Benefits. The Executive shall be entitled to participate in the Directors Part-Time Employment Agreement in accordance with its terms, as such terms may be amended from time to time. In addition, during the Employment Period, the Executive shall be entitled to participate in the Company's employee benefit plans that are generally available to senior executives of the Company from time to time. The Executive also shall be entitled to (i) an annual allowance of up to $4,000 for financial planning services, to be provided by Arthur Andersen LLP or such other financial advisor or advisors as may be selected by the Executive, (ii) reimbursement for all costs associated with physical examinations on a bi-annual basis if the Executive has not attained the age of 45 at the time of any such examination and on an annual basis if the Executive has attained the age of 45 at the time of any such examination, (iii) through purchase or lease, an automobile at a value of up to $40,000, or an annual automobile allowance of approximately $10,750, (iv) reimbursement of first-class air travel, (v) an annual allowance of $2,000 for charitable contributions from the Company's foundation budget and (vi) all other fringe benefits as are from time to time made generally available to senior executives of the Company. All benefits referred to in this Section 3(c) are hereinafter referred to as the "Employee Benefits."

          (d) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all proper

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expenses incurred by him in the performance of his duties hereunder in accordance with the Company's policies and procedures.

          4.  Termination of Employment Period.

          (a) Qualifying Termination. For purposes of this Agreement, "Qualifying Termination" means (i) termination of the Executive's employment by the Company without Cause (as defined in subsection (b) below), (ii) expiration of this Agreement at the end of the Initial Term or at the end of any extension of the term hereof pursuant to a written notice given by the Company to the Executive in accordance with Section 1 hereof; (iii) termination of the Executive's employment by the Company on account of the Executive having become unable (as determined by the Company in good faith) to perform regularly his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (termination for "Disability"), (iv) termination of the Executive's employment on account of the Executive's death, or (v) termination of the Executive's employment by the Executive due to the occurrence, without the Executive's express written consent, of any of the following events: (1) the assignment to the Executive of any duties that either (A) are inconsistent in any material respect with the Executive's position, duties, responsibilities or status with the Company at the date of this Agreement (or subsequent hereto if such new position(s), duties, responsibilities or status are agreed to by the Executive) or (B) result in a material diminution of the Executive's responsibilities, (2) a material adverse change in the Executive's reporting responsibilities, titles or offices with the Company, (3) a material breach of the Company's obligations set forth in this Agreement, (4) a material decrease in the Executive's base salary, or (5) any requirement of the Company that the location where the Executive is based be materially changed.

In addition, upon a change in the Company CEO, the Executive and the new Company CEO shall endeavor to agree mutually upon the Executive's continued role with the Company. If the Executive and the new Company CEO cannot mutually agree upon the Executive's continued role with the Company and the Executive's employment with the Company is thereby terminated by either party, such termination shall be deemed a Qualifying Termination.

For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken by the Company in good faith and which is remedied by the Company promptly (the later of 60 days or as soon as reasonably practicable) after receipt of written notice thereof given by the Executive shall not constitute a basis for a Qualifying Termination.

          (b) Definition of Cause. For purposes of this Agreement, "Cause" means (i) a material breach by the Executive of the duties and responsibilities of the Executive hereunder (other than as a result of incapacity due to physical or mental illness),

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which is not remedied within 30 days (or sooner, as specified in a written notice, if the Company, in its good faith judgment, determines that the period must be shorter to avoid harm to the Company) after receipt of written notice from the Company specifying such breach, (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the business, reputation, character or community standing of the Company, (iii) the willful and continued failure of the Executive to perform substantially his duties under the Agreement, which failure is not remedied within 60 days (or sooner, as specified in a written notice, if the Company, in its good faith judgment, determines that the period must be shorter to avoid harm to the Company) after receipt of written notice from the Company specifying such failure, or (iv) the engaging by the Executive in dishonest, fraudulent or unethical conduct or in other egregious conduct involving serious moral turpitude to the extent that in the reasonable judgment of the Board, the Executive's reputation and credibility no longer conform to the standards expected of the Company's executives.

          5.  Consequences of Termination of Employment Period.

          (a) Benefits Upon Termination. If the Employment Period terminates for any reason, the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following benefits:

          (i) within 30 days after the amount in question is reasonably determinable (1) salary payable through the date of termination of employment, (2) unpaid variable incentive compensation ("VIC") and not yet granted variable incentive stock options ("VISO") for the calendar year immediately preceding the date of such termination, and (3) reimbursement of proper expenses incurred through the date of such termination;

          (ii) the vested portion of the amounts in the Executive's deferred variable incentive compensation ("DVIC") account, such payments to be made in accordance with the terms of the Executive's DVIC agreement; and

          (iii) subject to and in accordance with the then existing terms of the Company's Earnings Performance Plan, payment of previously-granted earnings performance units, if any; and

          (iv) participation (by the Executive or the Executive's qualified dependents, as the case may be) in all other applicable benefit plans or programs in accordance with the provisions thereof applicable to terminated employees (or their qualified dependents, as the case may be).

          (b) Additional Benefits Upon Qualifying Termination. If the Employment Period terminates for a reason set forth in Section

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4(a), the Executive (or the Executive's executor, administrator or other legal representative, as the case may be) shall be entitled to receive the following additional benefits:

          (i) within 30 days after the amount in question is reasonably determinable, VIC and VISO for the calendar year in which such termination shall have occurred, prorated through the date of such termination based on actual results of operations for such full calendar year;

          (ii) all vested and unvested amounts, if any, including all credited interest, in the Executive's DVIC account (such payments shall be made under the terms of the Executive's DVIC agreement; provided that, if the Qualifying Termination is for any reason other than death or Disability, such payments shall commence at the conclusion of the Severance Period);

          (iii) if the Qualifying Termination is for any reason other than death or Disability:

          (1) each stock option granted to the Executive by the Company then held by the Executive shall on the date of such termination be 100% vested;

          (2) for a period of three years commencing on the day immediately following the date of termination of the employment of the Executive (the "Severance Period"), the Executive shall be entitled to receive (A) salary, at the rate payable on the date of such termination, payable in accordance with the Company's normal payroll policies and (B) within 30 days after the amount in question is reasonably determinable, VIC and VISO at the higher of (x) the rate payable to the Executive for the calendar year in which such termination shall have occurred or (y) the average of the rates payable to the Executive for the three calendar years (or if the Executive shall have been employed by the Company for fewer than three calendar years, for such lesser number of calendar years) immediately preceding the year in which such termination shall have occurred;

          (3) during the Severance Period, the Executive shall be entitled to participate in life insurance, medical and dental benefits and other Employee Benefits on terms no less favorable than on the termination date, subject to modifications of general application to all similarly situated employees; and

          (4) immediately following the expiration of the Severance Period, the Executive shall be entitled

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               to compensation and benefits payable under the Directors Part-
               Time Employment Agreement, with all age and service requirements deemed to have been satisfied (service credit under the Directors Part-Time Employment Agreement shall be calculated as if the Executive were a director of the Company and shall include the Severance Period); and

          (iv) provided that this Section 5(b)(iv) does not conflict with the terms of the stock option grant, each stock option granted to the Executive by the Company then held by the Executive shall be exercisable to the extent it is vested at the date of termination by the Executive or the Executive's executor, administrator or other legal representative, as the case may be, for up to three years after the date of termination, but in no case beyond a date 10 years following the date of grant of such option.

          (c) Termination after a Change in Control. If the Company's Asset Protection Plan is in full force and effect on terms at least as favorable to the Executive as in effect on the date hereof, then (i) in the event of a Qualifying Termination, as defined in the Company's Asset Protection Plan, the Executive shall be entitled to payments in accordance with the Company's Asset Protection Plan, and (ii) the Asset Protection Plan shall supersede this Agreement, and no payments shall be made under this Agreement, if termination occurs after a Change in Control, as defined in the Company's Asset Protection Plan, and payments are made pursuant to the terms of the Asset Protection Plan; it being expressly understood, however, that the Executive's rights independent of this Agreement under the applicable components of the Company's Performance Program and under stock options held by the Executive shall not be affected.

          6. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive's Form W-4 on file with the Company and all applicable social security and Medicare taxes.

          7.  Noncompetition; Nonsolicitation; Confidentiality.

          (a) Covenant Not to Compete. Except with the prior written consent of the Board:

          (i) during the Employment Period, the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (1) the businesses conducted at the date hereof by the Company or (2) any business in which the Company

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     is substantially engaged at any time during the Employment Period;

          (ii) during the Employment Period, during the Severance Period and during any time the Executive is receiving payments under the Company's Directors Part-Time Employment Agreement, the Executive shall not solicit, directly or indirectly, any existing business relationship of clients of the Company existing at the end of the Employment Period in which the Company is substantially engaged at any time during the Employment Period, the Severance Period or the period during which the Executive is receiving payments under the Directors Part-Time Employment Agreement; and

          (iii) during the Employment Period, during the Severance Period and during any time the Executive is receiving payments under the Company's Directors Part-Time Employment Agreement, the Executive shall not induce or attempt to persuade any employee of the Company to terminate the employee's employment relationship with the Company.

          (b) Confidential Information and Trade Secrets. The Executive shall not, at any time during the Employment Period or thereafter, make use of any bidding information (or computer programs thereof) of the Company, nor divulge any trade secrets or other confidential information of the Company, except to the extent that such information becomes a matter of public record, is published in a newspaper, magazine or other periodical available to the general public or as the Company may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in
Section 7(a)(i) or which were paid for by the Company; provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in this Section:

          (i) the covenants set forth in Sections 7(a)(i) and 7(a)(ii) shall apply within all territories in which the Company is actively engaged in the conduct of business during the Employment Period, including, without limitation, the territories in which customers are then being solicited;

          (ii) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 7(a) and 7(b), including the cessation and recovery of payments and

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     benefits paid and provided under this Agreement, it is expressly agreed that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

          (iii) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 7(a) and 7(b) any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (iv) the covenants contained in Sections 7(a) and 7(b) shall survive the conclusion of the Executive's employment by the Company.

          8. Nondisparagement; Cooperation. (a) The Executive shall not, at any time during the Employment Period or the Severance Period or the duration of the Company's Directors Part-Time Employment Agreement or thereafter, make any statement, publicly or privately, which would disparage the Company, any of its businesses or any director or officer of the Company or such businesses or would have a deleterious effect upon the interests of the Company or such businesses or the stockholders or other owners of any of them; provided, however, that the Executive shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the Company by the Executive in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer of the Company or (ii) private statements made to persons other than clients or competitors of the Company (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Company; and provided further that nothing contained in this Section 8(a) or in any other provision of this Agreement shall preclude the Executive from making any statement in good faith which is required by law, regulation or order of any court or regulatory commission, department or agency.

          (b) The Company shall not, at any time during the Employment Period or the Severance Period or the duration of the Company's Directors Part-Time Employment Agreement or thereafter, authorize any person to make or allow, nor shall the Company condone the making of, any statement, publicly or privately, which would disparage the Executive; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the Company or (ii) private statements made to persons other than clients or competitors of the Company (or their representatives) or members of the press or the financial

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community that do not have a material adverse effect upon the Executive; and
provided further that nothing contained in this Section 8(b) or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of the Company from making any statement in good faith which is required by any law, regulation or order of any court or regulatory commission, department or agency.

          9. Enforcement. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of Section 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Each of the parties agrees that he or it will submit himself or itself to the personal jurisdiction of the courts of the State of Illinois in any action by the other party to enforce an arbitration award against him or it or to obtain interim injunctive or other relief pending an arbitration decision.

          10. Survival. Sections 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

          11. Arbitration; Certain Costs. Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce.
Notwithstanding any choice of law provision included in this Agreement, the United

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States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          12. Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (a) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to True North Communications Inc., 101 East Erie Street, Chicago, Illinois 60611-2897, Attention: Secretary, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          14. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          15. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company.

          16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

          17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of

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the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                         TRUE NORTH COMMUNICATIONS INC.


                              /s/ Bruce Mason
                         By:_____________________________________
                              Bruce Mason,
                              Chief Executive Officer


                              /s/ Richard P. Mayer
                         By:_____________________________________
                              Richard P. Mayer,
                              Chairman of the Compensation
                              Committee of the Board of Directors


                         EXECUTIVE:

                              /s/ Donald L. Seeley
                         ________________________________________
                              Donald L. Seeley

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